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                AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                      OF
                            MANNATECH, INCORPORATED

                           CHARTER NUMBER 01289187-0

                                   ARTICLE I

     Mannatech, Incorporated, pursuant to the provisions of Article 4.07 of the Texas Business Corporation Act, hereby adopts these Restated Articles of Incorporation which accurately copy the Articles of Incorporation and all amendments thereto that are in effect to date and as further amended by such Restated Articles of Incorporation as hereinafter set forth and which contain no other change in any provision thereof.

                                  ARTICLE II

     The Articles of Incorporation of the corporation, as previously amended, are further amended by these Restated Articles of Incorporation as follows:

     ARTICLE FOUR is amended and restated as set forth in Article V hereof to change the capitalization of the corporation to include 1,000,000 shares of preferred stock, par value $0.01 per share and to allow the board of directors of the corporation to fix the designation, preferences and other rights of any new series of capital stock.

     ARTICLE EIGHT is deleted.

     ARTICLE ELEVEN is renumbered as ARTICLE TEN and is amended and restated as set forth in Article V hereof to modify the provisions regarding liability of directors of the corporation.

     ARTICLE TWELVE is renumbered as ARTICLE ELEVEN.

     ARTICLE TWELVE is added as set forth in Article V hereof to provide greater indemnification to directors of the corporation.

     ARTICLE THIRTEEN is added as set forth in Article V hereof to allow the directors and officers of the corporation to engage in certain transactions with related parties.

                                  ARTICLE III

      Each such amendment made by these Restated Articles of Incorporation has been effected in conformity with the provisions of the Texas Business Corporation Act, and such Restated Articles of Incorporation and each such amendment made by these Restated Articles of Incorporation were duly adopted by written consent of certain shareholders of the corporation on the 14th day of May, 1998.

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                                  ARTICLE IV

     The number of shares outstanding at the time of such adoption was 22,101,738, and the number of shares entitled to vote on these Restated Articles of Incorporation as so amended was 22,101,738. The holders of 15,767,889 shares (approximately 71.3%) of the common stock of the corporation outstanding and entitled to vote on said amendments have signed a consent in writing pursuant to Article 9.10 of the Texas Business Corporation Act adopting said amendments and any written notice required by Article 9.10 of the Texas Business Corporation Act has been given.

                                   ARTICLE V

     The Articles of Incorporation and all amendments and supplements thereto are hereby superseded by the following Restated Articles of Incorporation which accurately copy the entire text thereof and as amended as above set forth:

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                                  ARTICLE ONE

     The name of the corporation is MANNATECH, INCORPORATED.

                                  ARTICLE TWO

     The period of its duration is perpetual.

                                 ARTICLE THREE

     The purpose for which the corporation is organized is the transaction of any or all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.

                                 ARTICLE FOUR

     The total number of shares of stock which the corporation shall have authority to issue is One Hundred Million (100,000,000) shares, of which Ninety-Nine Million shares (99,000,000) shall be Common Stock having a par value of $0.0001 per share and One Million shares (1,000,000) shall be Preferred Stock having a par value of $0.01 per share. The board of directors may establish series of unissued shares of any class of capital stock by fixing and determining the designation and preferences, limitations and relative rights, including voting rights, of the shares of any series so established and may increase or decrease the number of shares within each such series; PROVIDED, HOWEVER, that the board of directors may not decrease the number of shares within a series to less than the number of shares within such series that are then issued.

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                                 ARTICLE FIVE

     The corporation will not commence business until it has received for the issuance of its shares consideration of a value of not less than One Thousand Dollars ($1,000.00), consisting of money, labor done or property actually received.

                                  ARTICLE SIX

     The street address of the registered office of the corporation is 106 S. St. Mary's, Suite 800, San Antonio, Texas 78205, and the name of its registered agent at such address is James M. Doyle, Jr.

                                 ARTICLE SEVEN

     The number of directors constituting the current Board of Directors shall be five (5), and the number of directors hereafter shall be as fixed in the manner provided in the by-laws of the corporation. The names and addresses of the current Board of Directors are as follows:

     Name                     Address
     ----                     -------

Charles E. Fioretti           2510 Beacon Crest Drive, Plano, TX 75093

Samuel L. Caster              818 Timber Ridge, Cedar Hill, TX 75014

Patrick D. Cobb               4712 Lakeside Drive, Colleyville, TX 76034

Steven A. Barker              914 Drehr Ave., Baton Rouge, LA 70806

Chris T. Sullivan             c/o Outback Steakhouse, Inc., 550 N. Reo St. #200
                              Tampa, FL 33609

                                 ARTICLE EIGHT

     The shareholders of this corporation shall have no pre-emptive rights to subscribe to or to acquire any additional, unissued or treasury shares of any class of the corporation, or any securities, bonds or debentures of the corporation convertible into or carrying a right to subscribe to or acquire shares, whether presently or hereinafter authorized, and all such rights are hereby expressly denied. Stock or other securities of the corporation may be issued or disposed of to such persons and on such terms as the Board of Directors of the corporation deems advisable, but at not less than the par value thereof.

                                 ARTICLE NINE

     Cumulative voting in the election of directors is expressly prohibited. At each election of directors every shareholder entitled to vote at such election shall have the right to vote, in person

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or by proxy, the number of shares owned by him for as many persons as there are directors to be elected and for whose election he has a right to vote. The right to cumulate votes by giving one (1) candidate as many votes as the number of such directors multiplied by his shares shall equal, or by distributing such votes on the same principal among any number of such candidates, is expressly prohibited.

                                  ARTICLE TEN

    To the fullest extent permitted by any applicable law, as the same exists or may hereafter be amended, a director of the corporation shall not be liable to the corporation or its shareholders for monetary damages for an act or omission in the director's capacity as a director. Any repeal or amendment of this Article by the shareholders of the corporation or by changes in applicable law shall, to the extent permitted by applicable law, be prospective only, and shall not adversely affect any limitation on the personal liability of any director of the corporation at the time of such repeal or amendment.

                                ARTICLE ELEVEN

    Any action required by the Texas Business Corporation Act to be taken at any annual or special meeting of the shareholders, or any action which may be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.

                                ARTICLE TWELVE

    The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit or proceeding and any inquiry or investigation that could lead to such an action, suit or proceeding (whether or not by or in the right of the corporation), by reason of the fact that such person is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, partner, venturer, proprietor or trustee or similar functionary of another corporation, partnership, joint venture, sole proprietorship, trust, nonprofit entity, employee benefit plan or other enterprise, against all judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses (including attorneys' fees and court costs) actually and reasonably incurred by such person in connection with such action, suit or proceeding to the fullest extent permitted by any applicable law, and such indemnity shall inure to the benefit of the heirs, executors and administrators of any such person so indemnified pursuant to this Article. The right to indemnification under this Article shall be a contract right and shall not be deemed exclusive of any other right to which those seeking indemnification may be entitled under any law, bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office. Any repeal or amendment

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of this Article by the shareholders of the corporation or by changes in applicable law shall, to the extent permitted by applicable law, be prospective only, and shall not adversely affect the indemnification of any person who may be indemnified at the time of such repeal or amendment.

                               ARTICLE THIRTEEN

    No contract or other transaction between the corporation and any other corporation and no other acts of the corporation with relation to any other corporation shall, in the absence of fraud, in any way be invalidated or otherwise affected by the fact that any one or more of the directors or officers of the corporation are pecuniarily or otherwise interested in, or are directors or officers of, such other corporation. Any director or officer of the corporation individually, or any firm or association of which any director or officer may be a member, may be a party to, or may be pecuniarily or otherwise interested in, any contract or transaction of the corporation, provided that the fact that such person individually or as a member of such firm or association is such a party or is so interested shall be disclosed or shall have been known to the board of directors or a majority of such members thereof as shall be present at any meeting of the board of directors at which action upon any such contract or transaction shall be taken; and any director of the corporation who is also a director or officer of such other corporation or who is such a party or so interested may be counted in determining the existence of a quorum at any meeting of the board of directors which shall authorize any such contract or transaction and may vote thereat to authorize any such contract or transaction, with like force and effect as if such director were not such a director or officer of such other corporation or not so interested. Any director of the corporation may vote upon any contract or any other transaction between the corporation and any subsidiary or affiliated corporation without regard to the fact that such director is also a director or officer of such subsidiary or affiliated corporation.

    Any contract, transaction, act of the corporation or of the directors, which shall be ratified at any annual meeting of the shareholders of the corporation, or at any special meeting of the shareholders of the corporation, or at any special meeting called for such purpose, shall, insofar as permitted by law, be as valid and as binding as though ratified by every shareholder of the corporation; PROVIDED, HOWEVER, that any failure of the shareholders to approve or ratify any such contract, transaction or act, when and if submitted, shall not be deemed in any way to invalidate the same or deprive the corporation, its directors, officers or employees, of its or their right to proceed with such contract, transaction or act.

    Subject to any express agreement which may from time to time be in effect, any shareholder, director or officer of the corporation may carry on and conduct in such person's own right and for such person's own personal account, or as a partner in any partnership, or as a joint venturer in any joint venture, or as an officer, director or shareholder of any corporation, or as a participant in any syndicate, pool, trust or association, any business which competes with the business of the corporation and shall be free in all such capacities to make investments in any kind of property in which the corporation may make investments.

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    IN WITNESS WHEREOF, Mannatech, Incorporated has caused these Restated
Articles of Amendment to be signed on its behalf by Patrick D. Cobb, its Secretary, this 14th day of May, 1998.


                                       /s/ Patrick D. Cobb
                                       ----------------------------
                                       Patrick D. Cobb
                                       Secretary





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